Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Reports Third Quarter 2007 Results

SAN DIEGO, Calif. – November 9, 2007 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the third quarter ended September 30, 2007.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 9, 2007 and is available through investors.medicinova.com/sec.cfm.

Recent Highlights

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Positive clinical data from a Phase I clinical trial of MN-029, a novel vascular disrupting agent (VDA), were presented at the 14th European Cancer Conference. Nine of 34 patients with advanced solid tumors for whom no standard therapy was available had stable disease after three cycles of treatments. Six patients (primary tumor – carcinoid (3), melanoma (2) and pancreated (1)) had prolonged (> 6 months) stable disease. The data from this clinical trial supports the concept and potential benefits of the VDA technology. MediciNova seeks to monetize this product candidate through corporate development efforts.

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MediciNova completed its Phase Ib clinical trial of MN-221 for the treatment of preterm labor. Target plasma concentrations were achieved with intravenous priming followed by maintenance infusion dosing paradigm, with no significant safety concerns. MediciNova will use the additional safety and pharmacokinetic information resulting from this clinical trial as part of its regulatory package as it pursues the development of MN-221 for the treatment of status asthmaticus.

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Shortly after the end of the quarter, MediciNova reported positive results from its Phase IIa clinical trial of MN-221 being evaluated for the treatment of status asthmaticus. The clinical trial achieved statistical significance in its primary endpoint of mean change in FEV1 (forced expiratory volume in 1 second) from baseline at 15 minutes (the end of the infusion) at doses of 10, 16, 30 and 60 micrograms/min compared to placebo. In the first half of 2008, MediciNova anticipates initiating a second Phase IIa clinical trial in stable asthmatic patients to evaluate the effects of longer infusions of MN-221 and a Phase IIb clinical trial in patients with status asthmaticus in an emergency department setting.

Financial Results

MediciNova reported a net loss of $10.2 million, or $0.87 per share, for the quarter ended September 30, 2007, compared to a net loss of $8.4 million, or $0.82 per share, for the same period last year. There were no revenues for the quarter ended September 30, 2007. Research and development expenses were $8.7 million for the quarter ended September 30, 2007, compared to $8.0 million for the quarter ended September 30, 2006. The increase in research and development expenses was primarily due to $0.4 million related to a market valuation study and consulting expenditures for one of MediciNova’s prioritized assets and an increase of $0.2 million in net development costs related to the advancement of our development programs. General and administrative expenses were

$2.7 million for the quarter ended September 30, 2007, compared to $2.1 million for the quarter ended September 30, 2006. The increase in general and administrative expenses was primarily due to stock-based compensation.

Cash and marketable securities were $75.9 million as of September 30, 2007, compared to $104.1 million at December 31, 2006.

“We continue to make progress in our two prioritized programs, MN-221 for status asthmaticus and MN-166 for multiple sclerosis, while pursuing a variety of corporate development activities for our broader pipeline,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova. “Most notably, we are very encouraged by the positive results reported following the conclusion of the third quarter from the Phase IIa trial of MN-221 and look forward to advancing this compound into a Phase IIb clinical trial in the first half of next year.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova is developing a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of status asthmaticus, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus it resources on the development and commercialization of two prioritized assets in its development pipeline: MN-221 for the treatment of status asthmaticus, an acute, severe asthma attack, and MN-166 for the treatment of multiple sclerosis. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, MediciNova’s reliance on third parties and the timing, cost and design of future clinical trials and research activities, the failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, failure to obtain or maintain FDA approval, intellectual property rights or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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